EXHIBIT 99.1

Adams Golf Reaches Settlement in Stockholder Class Action Litigation

PLANO, Texas, Nov. 3, 2009 (GLOBE NEWSWIRE) -- Adams Golf (Nasdaq:ADGF) today announced that it has agreed to settle and resolve a stockholder class action lawsuit initially filed in June 1999 against Adams Golf, certain of its current and former officers and directors, and the three underwriters in Adams Golf's July 1998 initial public offering. The litigation is pending in the United States District Court for the District of Delaware and relates to allegations that Adams Golf's initial public offering prospectus was false and misleading. The settling parties have entered into a memorandum of understanding and have agreed to submit a binding settlement agreement to the Court in the coming weeks to resolve this matter against all defendants. The class action settlement will be subject to Court approval.

The settlement provides for a payment to the class of $16.5 million, of which Adams Golf has agreed to contribute $5.0 million. Adams Golf is being forced to contribute this $5.0 million because one of its former insurers refused to contribute to the settlement based on the alleged late notice of the claim. Adams Golf has commenced litigation against this former insurer and against its former insurance broker. The settlement will also require Adams Golf to pay to the class action plaintiffs the first $1.25 million of any recovery, net of fees and expenses, that Adams Golf receives from the ongoing litigation with its former insurance carrier and insurance broker. If approved by the Court, the settlement will lead to a dismissal of all defendants in the litigation, including the release of Adams Golf from its agreement to indemnify the underwriters of its initial public offering.

"This case had dragged on for 10 years and I believe was a detriment to shareholder value because of the uncertainty it created," said Mr. Chip Brewer, CEO and President of Adams Golf.

"While we continue to believe that Adams Golf did not violate the securities laws in the conduct of its initial public offering, we are also realists concerning the inherent risks of our legal system and thus are pleased to put this issue behind us. In the long term, I am optimistic that this solution will enhance shareholder value as well as our company's competitiveness by refocusing management's attention on strengthening our product and customer bases."

Adams Golf expects to incur a $5.0 million charge in the quarter ended September 30, 2009, associated with the settlement resulting from the open layer of insurance coverage.

Developing high-performance and technologically innovative golf products is the cornerstone of Adams Golf. From the initial design, through manufacturing and servicing, Adams Golf is committed to helping golfers of all abilities enjoy the game of golf. For more information on Adams Golf, please visit www.adamsgolf.com or view prior press releases at http://www.adamsgolf.com/news.htm.

The Adams Golf logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5031

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding our ability to formally settle the class action lawsuit and statements using terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," "inevitably," "appears," or "believe." Such statements reflect the current view of Adams Golf with respect to future events and are subject to certain risks, uncertainties and assumptions. Although Adams Golf believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein.

Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. All subsequent written and oral forward-looking statements attributable to Adams Golf or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

CONTACT:  Adams Golf
          Pamela High, Interim Chief Financial Officer
          (972) 673-9000
          InvestorInfo@adamsgolf.com